Exhibit 1.1 EXECUTION COPY

AMENDMENT TO THE

ATM EQUITY OFFERINGSM SALES AGREEMENT

___________________________________

COMMON STOCK, $0.01 PAR VALUE PER SHARE

DATED AUGUST 15, 2008

MERRILL LYNCH & CO

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

RASER TECHNOLOGIES, INC.

Common Stock (par value $.01 per share)

AMENDMENT TO THE

ATM EQUITY OFFERINGSM SALES AGREEMENT

August 15, 2008

MERRILL LYNCH & CO.

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

4 World Financial Center New York, New York 10080

Ladies and Gentlemen:

     Raser Technologies, Inc., a Delaware corporation (the “Company”), confirms its agreement with Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated (the “Underwriter”) with respect to the issue and sale by the Company and the purchase by the Underwriter of 1,986,173 shares (the “Shares”) of the Company’s common stock, par value $.01 per share (the “Common Stock”), on and subject to the terms and conditions of the ATM Equity OfferingSM Sales Agreement, dated June 17, 2008, between the Company and the Underwriter (the “ATM Agreement”) as amended and supplemented by this Amendment to the ATM Equity OfferingSM Sales Agreement (this “Amendment”) as follows:

1. All capitalized terms used, but not otherwise defined or referenced, in this

Amendment shall have the meanings ascribed to them in the ATM Agreement. On and after the date hereof, (a) each reference in the ATM Agreement and in this Amendment to “this Agreement,” “hereunder,” “hereof” or words of like or similar import referring to the ATM Agreement, shall mean and be a reference to the ATM Agreement, as amended by this Amendment; and (b) each reference in the ATM Agreement to the “Agent” shall mean and be a reference to the Underwriter.

     2. The definition of “Prospectus Supplement” in the ATM Agreement is amended to include the prospectus supplement, dated August 15, 2008, specifically relating to the Shares.

     3. Section 3 of the ATM Agreement is deleted in its entirety and replaced with the following:

     (a) On the basis of the representations and warranties in the ATM Agreement and subject to the terms and conditions herein set forth, the Company agrees to sell to the Underwriter, and the Underwriter agrees to purchase from the Company, the Shares at the price per share of $8.60.

     (b) Payment of the purchase price for, and delivery of certificates for, the Shares shall be made at the offices of Shearman & Sterling LLP, or at such other place as shall be agreed upon by the Underwriter and the Company, at 9:00 A.M. (Eastern time) on the third business day after the date hereof, or such other time not later than ten business days after such date as shall be agreed upon by the Underwriter and the Company (such time and date of payment and delivery being herein called “Closing Time”).

     Payment shall be made to the Company by wire transfer of immediately available funds to a bank account designated by the Company, against delivery to the Underwriter for the Shares to be purchased by it.

     (c) Certificates for the Shares shall be in such denominations and registered in such names as the Underwriter may request in writing at least one full business day before the Closing Time. The certificates for the Shares, if any, will be made available for examination and packaging by the Underwriter in The City of New York not later than 10:00 A.M. (Eastern time) on the business day prior to the Closing Time.

     4. Section 4(j) of the ATM Agreement is deleted in its entirety and replaced with the following:

     During a period of thirty (30) days from the date of this Amendment, the Company will not, without the prior written consent of the Underwriter (i) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, lend or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or securities convertible into or exchangeable or exercisable for or repayable with Common Stock, or file any registration statement under the Securities Act with respect to any of the foregoing (other than a shelf registration statement under Rule 415 under the Securities Act) or (ii) enter into any swap or other agreement or any transaction that transfers in whole or in part, directly or indirectly, any of the economic consequence of ownership of the Common Stock, or any securities convertible into or exchangeable or exercisable for or repayable with Common Stock, whether any such swap or transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise. The foregoing sentence shall not apply to (A) the Shares to be sold hereunder, (B) the grant by the Company of employee or director stock options in the ordinary course of business, the issuance by the Company of any shares of Common Stock in connection with the Company's employee benefit plans or upon the exercise of an option or warrant or the conversion of a security outstanding on the date hereof, of which you have been advised in writing, (C) sales of shares of Common Stock pursuant to any 10b5-1 plans in effect on the date hereof, (D) the filing of any registration statement required by the terms of any agreement set forth in Schedule B of the ATM Agreement and (E) the issuance or sale of shares of capital stock or securities convertible into or exchangeable, exercisable or redeemable for capital stock or warrants to a bona fide consultant or independent contractor engaged by the Company to provide services to the Company, provided that no more than 100,000 shares of Common Stock or Common Stock equivalents are issued to any one consultant or contractor and such issuance or sale is not required to be reported pursuant to Item 3.02 of Form 8-K and the Company does not otherwise voluntarily report such issuance or sale pursuant to a press release or a Form 8-K; and provided further, that, notwithstanding the foregoing, the Company may file a registration statement with the SEC on Form S-8 for securities to be issued under the Company’s stock plans.

5. Section 5 of the ATM Agreement is supplemented as follows:

     (m) At Closing Time, the Underwriter shall have received the favorable opinion, dated as of Closing Time, of Company Counsel, addressed to the Underwriter in form and substance satisfactory to counsel for the Underwriter, together with signed or reproduced copies of such letter to the effect set forth in Exhibit A to the ATM

Agreement and to such further effect as counsel to the Underwriter may reasonably request.

     (n) At Closing Time, the Underwriter shall have received a certificate dated as of Closing Time of two of the Company’s executive officers to the effect that (i) the representations and warranties of the Company as set forth in this Agreement are true and correct as of the Certificate Date, (ii) the Company has performed or shall perform such of its obligations under this Agreement as are to be performed at or before each such Certificate Date, and (iii) the conditions set forth in paragraphs (a) and (b) of this Section 5 have been met.

     (o) At the time of the execution of this Amendment, the Underwriter shall have received from Hein & Associates LLP a letter dated such date, in form and substance satisfactory to the Underwriter, together with signed or reproduced copies of such letter containing statements and information of the type ordinarily included in accountants’ “comfort letters” to underwriters with respect to the financial statements and certain financial information contained in the Registration Statement and the Prospectus.

     (p) At Closing Time, the Underwriter shall have received from Hein & Associates LLP a letter, dated as of Closing Time, to the effect that they reaffirm the statements made in the letter furnished pursuant to subsection (o) of this Section, except that the specified date referred to shall be a date not more than three business days prior to Closing Time.

     (q) If any condition specified in this Section shall not have been fulfilled when and as required to be fulfilled, this Agreement may be terminated by the Underwriter by notice to the Company at any time at or prior to each Closing Time, and such termination shall be without liability of any party to any other party except as provided in Section 4(h) and except that Sections 2, 6, 7 and 20 shall survive any such termination and remain in full force and effect.

     6. Section 8 of the ATM Agreement is deleted in its entirety and replaced with the following:

      (a) The Underwriter may terminate the Agreement, by notice to the Company, at any time at or prior to Closing Time (i) if there has been, since the time of execution of this Agreement or since the date as of which information is given in the General Disclosure Package or the Prospectus (exclusive of any amendments or supplements thereto subsequent to the date of this Agreement), any material adverse change in the condition, financial or otherwise, or in the earnings, business affairs or business prospects of the Company and its subsidiaries considered as one enterprise, whether or not arising in the ordinary course of business, or (ii) if there has occurred any material adverse change in the financial markets in the United States or the international financial markets, any outbreak of hostilities or escalation thereof or other calamity or crisis or any change or development involving a prospective change in national or international political, financial or economic conditions, in each case the effect of which is such as to make it, in the judgment of the Underwriter, impracticable or inadvisable to market the Securities or to enforce contracts for the sale of the Shares, or (iii) if trading in any securities of the Company has been suspended or materially limited by the Commission or if trading generally on the American Stock Exchange, the New York Stock Exchange, the NYSE Arca exchange or in the NASDAQ System has been suspended or materially limited, or minimum or maximum prices for trading have been fixed, or maximum ranges for prices have been required, by any of said exchanges or by such system or by order of the Commission, the National Association of Securities Dealers, Inc. or any other governmental authority, or (iv) a material disruption has occurred in commercial banking or securities settlement or clearance services in the United States or (v) if a banking moratorium has been declared by either Federal or New York authorities.

     (b) If this Agreement is terminated pursuant to this Section, such termination shall be without liability of any party to any other party except as provided in Section 4(h) hereof, and provided further that Sections 2, 6, 7 and 20 shall survive such termination and remain in full force and effect.

     7. Except as amended by this Amendment, the ATM Agreement is, and shall continue to be, in full force and effect and is hereby in all respects ratified and confirmed. Further, for the avoidance of doubt, all sales of Common Stock pursuant to the ATM Agreement prior to the date hereof shall be governed by the ATM Agreement as in effect at the time of such sales, without giving effect to this Amendment. The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, obligation or remedy of any party under the ATM Agreement.

     8. This Amendment shall be governed by, and construed in accordance with, the laws of the State of New York.

     9. This Amendment may be signed by the parties in one or more counterparts which together shall constitute one and the same agreement among the parties.

     If the foregoing correctly sets forth the understanding between the Company and the Underwriter, please so indicate in the space provided below for that purpose, whereupon this letter shall constitute a binding agreement between the Company and the Underwriter. Alternatively, the execution of this Amendment by the Company and its acceptance by or on behalf of the Underwriter may be evidenced by an exchange of telegraphic or other written communications.

Very truly yours,

RASER TECHNOLOGIES, INC.

By:/s/ Brent Cook Name: Brent Cook Title: CEO

ACCEPTED as of the date first above written:

MERRILL LYNCH & CO.

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

By: /s/ Erich Holmsten Authorized Signatory

Amendment to ATM Agreement